Exhibit 99.1

Landmark Infrastructure Partners LP Announces the First Drop-Down Acquisition of Assets Subject to its Right of First Offer; Fourth Drop-Down Transaction since the IPO

El Segundo, California, August 18, 2015 (GLOBE NEWSWIRE) — Landmark Infrastructure Partners LP (the “Partnership”) (NASDAQ: LMRK) today announced that it has acquired 193 tenant sites located in 34 states from an affiliate of its sponsor, Landmark Dividend LLC (“Landmark”).  The consideration consisted of approximately 2.0 million Partnership units, valued at approximately $31.5 million, and approximately $34.9 million in cash, for total consideration of $66.4 million.  This acquisition is expected to be immediately accretive to the Partnership’s distributable cash flow.

Highlights of the transaction:

•                  The assets acquired by the Partnership consist of 135 wireless communication, 57 outdoor advertising and one renewable power generation sites;

•                  The wireless communication, outdoor advertising and renewable power generation assets are expected to contribute approximately 76%, 17% and 7%, respectively, of the total forecasted annual rents.  The renewable power generation asset in this transaction represents the Partnership’s first acquisition of a utility-scale solar power tenant site;

•                  The Portfolio is 100% occupied and includes: (i) 88% of annual rents from Tier 1 tenants (large, publicly-traded companies with national footprints); (ii) an average annual escalator of 2.9%; and (iii) average remaining real property interest and lease terms of 77 years and 20 years (including remaining renewal options), respectively;

•                  The assets were acquired as part of the Partnership’s right of first offer (“ROFO”) with Landmark Dividend Growth Fund — E LLC, an affiliate of Landmark.  After the completion of this transaction, the Partnership will have a right of first offer on over 800 ROFO assets with Landmark’s affiliates.

The Partnership’s Chief Executive Officer, Tim Brazy, said, “We are very excited to announce the Partnership’s first ROFO portfolio acquisition.  This is the largest acquisition to date and collectively brings the Partnership’s 2015 acquisitions to 447 tenant sites, representing an increase of over 60% since our IPO.  We are very pleased with our continued strong growth and this drop-down transaction, which is consistent with and supports the guidance we reiterated on our second quarter earnings call”.

The terms of the acquisition were approved by the Board of Directors of the General Partner of the Partnership, based on the approval and recommendation of the Conflicts Committee, which is comprised entirely of independent directors.  The Conflicts Committee was advised by Duff & Phelps Corporation, its financial advisor, and Akin Gump Straus Hauer & Feld LLP, its legal counsel.

About Landmark Infrastructure Partners LP

The Partnership is a growth-oriented master limited partnership formed to acquire, own and manage a portfolio of real property interests that the Partnership leases to companies in the wireless communication, outdoor advertising and renewable power generation industries. Headquartered in El Segundo, California, the Partnership’s real property interests consist of a diversified portfolio of long-term and perpetual easements, tenant lease assignments and fee simple properties located in 45 states and the District of Columbia, entitling the Partnership to rental payments from leases on approximately 850 tenant sites as of June 30, 2015.

Cautionary Note Regarding Forward Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws.  Statements that do not relate strictly to historical or current facts are forward-looking.  These statements contain words such as “possible,” “if,” “will,” “expect” and “assuming” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. Examples of forward-looking statements in this press release include the discussion of the expected accretion associated with the dropdown transaction, average annual escalators and potential acquisitions from our sponsor.  For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of contained in the Partnership’s filings with the U.S. Securities and Exchange Commission, including the Partnership’s annual report on Form 10-K for the year ended December 31, 2014.  Any forward-looking statements in this press release are made as of the date of this press release and the Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Partnership becomes aware, after the date hereof, unless required by law.

CONTACT:	Marcelo Choi
Vice President, Investor Relations
(310) 598-3173
ir@landmarkmlp.com